Exhibit 99.2
Cawley, Gillespie & Associates, Inc.

petroleum consultants

AUSTIN OFFICE:	MAIN OFFICE:	HOUSTON OFFICE:
9601 AMBERGLEN BLVD., SUITE 117	306 WEST 7TH STREET, SUITE 302	1000 LOUISIANA, SUITE 625
AUSTIN, TEXAS 78729	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
(512) 249-7000	(817) 336-2461	(713) 651-9944
FAX (512) 233-2618	FAX (817) 877-3728	FAX (713) 651-9980
February 10, 2010
Mr. Ron Hooper
Permian Basin Royalty Trust
901 Main Street, 17th Floor
Dallas, Texas 75202 — 3714

Re:	A Report of Proved Reserves
Riverhill Energy Corporation
Texas Royalty Properties
Permian Basin Royalty Trust Interests
As of December 31, 2009

Pursuant to the Guidelines of the
Securities and Exchange Commission
for Reporting Corporate Reserves
and Future Net Revenue
Dear Mr. Hooper:
     As requested, we are submitting estimates of proved reserves and forecasts of economics attributable to the above captioned interests. The Texas Royalty Properties are located in 33 counties across Texas and contain approximately 303,000 gross (51,000 net) producing acres. This evaluation groups the Texas Royalty Properties into 136 separate royalty entities.
     Composite reserve estimates and economic forecasts for the Permian Basin Royalty Trust Interests are within this volume (Volume IV) in Table I. The present worth values in Table I should not be construed to represent an estimate of fair market value by Cawley, Gillespie & Associates, Inc.
     The Permian Basin Royalty Trust consists of two major groups of properties, the Waddell Ranch Properties and the Texas Royalty Properties. The Cawley, Gillespie & Associates, Inc.

Mr. Ron Hooper
February 10, 2010

evaluation of the entire Permian Basin Royalty Trust is presented in four volumes. The evaluation results of the Texas Royalty Properties interests referred to as the “Permian Basin Royalty Trust Interests” are presented within this volume (Volume IV). As requested, the portion of the Texas Royalty Properties attributable to the Total Controlled Interests are presented in Volume III. The evaluation results of the Waddell Ranch Properties Total Controlled Interests and Waddell Ranch Properties Permian Basin Royalty Trust Portion are presented in Volumes I and II, respectively.
     The detailed forecasts of reserves and economics are presented in the attached tables. Table I is a composite forecast of proved developed producing reserves. Table II is a summary of proved developed producing reserves showing estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, net income and discounted cash flow for the individual properties. Individual reserve forecasts are presented in the Arabic numbered tables. Page 1 of Appendix II explains the type of data in these tables. Table II groups royalty entities together primarily by county. The individual fields are presented in alphabetical order by county name.
     Production data was supplied by Schlumberger IPM and Riverhill Energy Corporation in the form of net royalty oil and gas production by accounting entity. The accounting entities are consolidated into royalty properties for the purpose of forecasting future net reserves. For this report, the accounting entities were consolidated into 136 royalty evaluations. Certain entities have been identified as being within major fields and public information regarding these fields has been used to determine future rates and remaining reserves. The future net reserves for the remaining entities have been forecast by analysis of the past net production trends with extrapolation to an estimated final production rate equal to approximately one-tenth to one-fifth of the current rate. Reserve evaluation methods and definitions of reserves are explained and defined on pages 2 and 3, respectively, of Appendix II.
     The Trust has instructed Cawley, Gillespie & Associates, Inc. as to the method by which reserves and net revenue should be allocated to the Permian Basin Royalty Trust Interests in preparing reserve reports and economic forecasts for the Texas Royalty Properties. A thorough explanation of the allocation formula is included in Appendix I.
     December 31, 2009 oil and gas prices of $55.38/BBL and $6.27/MCF, respectively, were determined pursuant to the Securities and Exchange Commission regulations effective January 1, 2010, and applied to every entity. These prices were forecast to remain constant throughout the life of the entity. Ad valorem taxes have been included as operating expenses without escalation.
     These estimates were prepared in accordance with applicable published rules and regulations of the Securities and Exchange Commission using the described prices. All estimates represent our best judgment based on the data available at the time of preparation. It should be realized that the reserves actually recovered, the revenue derived therefrom and the total costs incurred could be more or less than the estimated amounts and may be subject to revision when additional data becomes available.

Mr. Ron Hooper
February 10, 2010

     The reserve estimates were based on interpretations of factual data furnished by you, Schlumberger IPM or Riverhill Energy Corp. Net production, prices, and ownership were supplied by you, Schlumberger IPM or Riverhill Energy Corp. and were accepted as furnished. To some extent information from public records has been used to check or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention that would cause us to believe that we are not justified in relying on such data.
     An on-site inspection of these properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have not been included.
Submitted,
CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693
/s/ Cawley, Gillespie & Associates, Inc.
CGA:rp

Engineering Data
Table I — Proved
Composite of Reserve Estimates and Economic Forecasts
Permian Basin Royalty Trust Interests — Texas Royalty Properties
Proved Developed Producing Reserves
Various Counties, Texas
As of December 31, 2009

Effective Date	1/01/2010
$M	Net Production			Net Revenue				Prices
Year	Oil (Mbbls)	Gas (MMcf)	NGL (Mbbls)	Oil (M$)	Gas (M$)	NGL (M$)	Other (M$)	Oil ($/bbl)	Gas ($/MCF)	NGL ($/bbl)

2010	257.010	402.000	0.000	14233.290	2520.540	0.000	0.000	55.380	6.270	0.000
2011	236.920	371.700	0.000	13120.690	2330.600	0.000	0.000	55.380	6.270	0.000
2012	218.330	343.920	0.000	12091.270	2156.420	0.000	0.000	55.380	6.270	0.000
2013	201.330	318.430	0.000	11149.870	1996.570	0.000	0.000	55.380	6.270	0.000
2014	185.770	295.010	0.000	10288.000	1849.730	0.000	0.000	55.380	6.270	0.000
2015	171.500	273.480	0.000	9498.170	1714.740	0.000	0.000	55.380	6.270	0.000
2016	158.430	253.670	0.000	8774.290	1590.550	0.000	0.000	55.380	6.270	0.000
2017	146.410	235.410	0.000	8108.420	1476.030	0.000	0.000	55.380	6.270	0.000
2018	135.380	218.600	0.000	7497.690	1370.650	0.000	0.000	55.380	6.270	0.000
2019	125.260	203.110	0.000	6936.940	1273.550	0.000	0.000	55.380	6.270	0.000
2020	115.910	188.820	0.000	6419.510	1183.920	0.000	0.000	55.380	6.270	0.000
2021	107.310	175.590	0.000	5943.220	1100.980	0.000	0.000	55.380	6.270	0.000
2022	99.380	163.290	0.000	5504.100	1023.870	0.000	0.000	55.380	6.270	0.000
2023	92.120	152.020	0.000	5101.610	953.180	0.000	0.000	55.380	6.270	0.000
2024	85.420	141.330	0.000	4730.690	886.180	0.000	0.000	55.380	6.270	0.000
S Total	2336.480	3736.380	0.000	129397.760	23427.510	0.000	0.000
After	809.570	1500.710	0.000	44834.330	9409.500	0.000	0.000
Total	3146.120	5237.170	0.000	174232.100	32837.070	0.000	0.000
Last Year	809.570	1500.710	0.000	44834.330	9409.500	0.000
S Total	2336.480	3736.380	0.000	129397.760	23427.510	0.000
Diff	0.000	0.000	0.000	0.000	0.000	0.000
	OK	OK	OK	OK	OK	OK

Total	3146.050	5237.090	0.000	174232.090	32837.010	0.000
Diff	0.070	0.080	0.000	0.010	0.060	0.000	Total Revenue			207069.200
	ERR	ERR	OK	ERR	ERR	OK	Total Taxes			9332.740

$M	Wells	Taxes		Expenses					Cumulative Net Cash Flow
Year	Net	Production (M$)	Ad Valorem (M$)	Operating (M$)	Workover (M$)	COPAS (M$)	Other (M$)	Capital (M$)	Undiscounted (M$)	Discounted @ 10%

2010	0.000	751.520	0.000	0.000	0.000	0.000	0.000	0.000	16002.320	15263.390
2011	0.000	693.250	0.000	0.000	0.000	0.000	0.000	0.000	30760.350	28060.250
2012	0.000	639.440	0.000	0.000	0.000	0.000	0.000	0.000	44368.590	38787.410
2013	0.000	590.190	0.000	0.000	0.000	0.000	0.000	0.000	56924.830	47785.480
2014	0.000	545.080	0.000	0.000	0.000	0.000	0.000	0.000	68517.480	55337.800
2015	0.000	503.700	0.000	0.000	0.000	0.000	0.000	0.000	79226.690	61680.320
2016	0.000	465.750	0.000	0.000	0.000	0.000	0.000	0.000	89125.780	67010.070
2017	0.000	430.820	0.000	0.000	0.000	0.000	0.000	0.000	98279.420	71490.450
2018	0.000	398.760	0.000	0.000	0.000	0.000	0.000	0.000	106749.000	75259.130
2019	0.000	369.300	0.000	0.000	0.000	0.000	0.000	0.000	114590.200	78431.010
2020	0.000	342.110	0.000	0.000	0.000	0.000	0.000	0.000	121851.500	81101.300
2021	0.000	317.060	0.000	0.000	0.000	0.000	0.000	0.000	128578.700	83350.260
2022	0.000	293.920	0.000	0.000	0.000	0.000	0.000	0.000	134812.700	85244.900
2023	0.000	272.710	0.000	0.000	0.000	0.000	0.000	0.000	140594.800	86842.430
2024	0.000	253.030	0.000	0.000	0.000	0.000	0.000	0.000	145958.700	88189.680
S Total		6866.640	0.000	0.000	0.000	0.000	0.000	0.000	145958.700	88189.680
After		2466.040	0.000	0.000	0.000	0.000	0.000	0.000	197736.400	94948.930
Total		9332.740	0.000	0.000	0.000	0.000	0.000	0.000	197736.400	94948.930
Last Year		2466.040	0.000	0.000	0.000	0.000	0.000	0.000
S Total		6866.640	0.000	0.000	0.000	0.000	0.000	0.000
Diff		0.000	0.000	0.000	0.000	0.000	0.000	0.000
		OK	OK	OK	OK	OK	OK	OK

Total		9332.680	0.000	0.000	0.000	0.000	0.000	0.000
Diff		0.060	0.000	0.000	0.000	0.000	0.000	0.000
		ERR	OK	OK	OK	OK	OK	OK

SEC Flat Pricing

Year	Cushing WTI	Henry Hub
2010	61.18	3.830
Thereafter	Flat	Flat
Cap	61.18	3.830